Exhibit 10.18

ASSET CONTRIBUTION AGREEMENT

by and among

SFX HOLDING CORPORATION,

SFX-LIC OPERATING LLC,

ADVANCED CONCERT PRODUCTIONS LLC,

SEBASTIAN SOLANO,

PAUL CAMPBELL,

PATRYK TRACZ,

LUKASZ TRACZ,

ERIC FULLER

and

COLLYNS STENZEL

dated as of July 31, 2012

3.29	Access to Information	28
3.30	Reliance Upon Representations	28
3.31	Exculpation	29
3.32	Material Misstatements Or Omissions	29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES		29

4.1	Corporate Existence and Power	29
4.2	Capital Structure	30
4.3	Authorization	30
4.4	Governmental Authorization, Other Consents	31
4.5	Litigation	31
4.6	Non-Contravention	31
4.7	[Intentionally omitted]	31
4.8	[Intentionally omitted]	31
4.9	Absence of Undisclosed Liabilities	31
4.10	Restrictions on Business Activities	31
4.11	Title to Property/Leases	31
4.12	Taxes	32
4.13	Employee Benefit Plans	32
4.14	Labor Matters	32
4.15	Compliance With Laws	32
4.16	No Other Representations and Warranties	32

ARTICLE 5 COVENANTS OF THE PARTIES		33

5.1	Further Assurances	33
5.2	Certain Filings	33
5.3	Public Announcements; Confidentiality	33
5.4	Offer of Employment	34
5.5	Assignment of Contracts and Claims	34
5.6	Third Party Notification	34
5.7	Non-Solicitation	35
5.8	Non-Competition	35
5.9	Parent SEC Documents	37

ARTICLE 6 [INTENTIONALLY OMITTED]		38

ARTICLE 7 [INTENTIONALLY OMITTED]		38

ARTICLE 8 CLOSING		38

8.1	Closing Date	38
8.2	Closing Deliveries	38

ARTICLE 9 INDEMNIFICATION		39

ii

	9.1	Transferor Parties’ Agreement to Indemnify	39
	9.2	Acquiring Parties’ Agreement to Indemnify	39
	9.3	Limitations on Duties to Indemnify	40
	9.4	Survival of Representations, Warranties and Covenants	40
	9.5	Claims for Indemnification	41
	9.6	Defense of Claims	41
	9.7	Nature of Payments	42
	9.8	Exclusive Remedy	42
	9.9	Acquiring Parties’ Right of Offset	42
	9.10	Miscellaneous Indemnity Provisions	43
	9.11	Property Taxes	43
	9.12	Transfer and Sales Tax Returns	43

ARTICLE 10 [INTENTIONALLY OMITTED]			43

ARTICLE 11 MISCELLANEOUS			43

	11.1	Notices	43
	11.2	Amendments; No Waivers	44
	11.3	Expenses	44
	11.4	Successors and Assigns	44
	11.5	Governing Law	45
	11.6	Consent to Jurisdiction; Venue; Service of Process	45
	11.7	Waiver of Jury Trial	45
	11.8	Counterparts; Effectiveness	46
	11.9	Entire Agreement	46
	11.10	Titles and Headings; Construction	46
	11.11	Severability	46
	11.12	No Third Party Beneficiaries	46
	11.13	Specific Performance	46

EXHIBITS

A	Assignment and Assumption Agreement

B	Lockup Agreement

C	Registration Rights Agreement

iii

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is dated as of July 31, 2012, by and among SFX HOLDING CORPORATION, a Delaware corporation (“Parent”), SFX-LIC OPERATING LLC, a Delaware limited liability company wholly owned by Parent (“Acquiror”, and together with Parent, the “Acquiring Parties”), ADVANCED CONCERT PRODUCTIONS LLC, a Florida limited liability company (“Transferor”), SEBASTIAN SOLANO, an individual resident of Florida and member of Transferor (“Solano”), PAUL CAMPBELL, an individual resident of Florida and member of Transferor (“Campbell”), PATRYK TRACZ, an individual resident of Florida and member of Transferor (“P. Tracz”), and LUKASZ TRACZ, an individual resident of Florida and member of Transferor (“L. Tracz”), ERIC FULLER, an individual resident of Florida and a member of Transferor (“Fuller”), and COLLYNS STENZEL, an individual resident of Florida and a member of Transferor (“Stenzel”, and together with Solano, Campbell, P. Tracz, L. Tracz and Fuller, the “Members”).  The Members and Transferor are collectively referred to herein as the “Transferor Parties”.  The Acquiring Parties and the Transferor Parties are collectively referred to herein as the “Parties” and each a “Party.”

WHEREAS, Transferor is engaged in the business of providing audio and lighting equipment for social events, paint parties, special event parties and nightclub parties (such business of Transferor only, and not of any other Person, the “Business”);

WHEREAS, (i) the Transferor Parties desire to contribute to Acquiror all of the Transferred Assets, for the consideration and on the terms and subject to the conditions set forth herein, and (ii) Acquiror desires to acquire all of the Transferred Assets from the Transferor Parties for the consideration and on the terms and subject to the conditions set forth herein;

WHEREAS, as part of an overall plan (the “Plan”) to enter into this Agreement and the Other Contribution Agreements, SFX entered into an exchange agreement with Parent (the “Exchange Agreement”), pursuant to which the stockholders of SFX, on the terms and subject to the conditions set forth therein, contributed all outstanding shares of common stock, par value $0.01 per share, of SFX to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), with SFX continuing as a wholly owned Subsidiary of Parent (the “Exchange”);

WHEREAS, as part of the Plan, Parent, certain wholly owned limited liability company Subsidiaries of Parent, and SFX entered into one or more contribution agreements (each, an “Other Contribution Agreement”) with one or more other individuals or entities engaged in businesses that are synergistic with those of SFX and the Transferor (the “Other Parties”), pursuant to which a wholly owned limited liability company Subsidiary of Parent will, on the terms and subject to the conditions set forth therein, acquire certain assets and assume certain liabilities thereof with a view to combining and expanding the overall business activities of Parent, SFX, the Transferor and the Other Parties in the field of live entertainment; and

WHEREAS, the parties to the Transaction Documents and each of the parties to the Exchange Agreement and the Other Contribution Agreements intend to consummate the transactions contemplated thereby in accordance with the Plan such that the transactions contemplated by the Transaction Documents, the Exchange Agreement and the Other

Contribution Agreements will qualify as a tax-free exchange transaction pursuant to Section 351 of the Code to the extent that the Consideration and the consideration payable to the Other Parties is paid in Parent Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accredited Investor Representations” has the meaning ascribed to it in Section 3.30.

“Acquiror” has the meaning ascribed to it in the introduction to this Agreement.

“Acquiring Party Indemnitees” has the meaning ascribed to it in Section 9.1.

“Acquiring Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Actions” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any determination herein that a Person is an Affiliate of Transferor, the Acquiring Parties are relying solely on the representations, warranties and other information provided to them by the Transferor Parties.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Allocation” has the meaning ascribed to it in Section 2.6(b).

“Allocation Accounting Firm” has the meaning ascribed to it in Section 2.6(b).

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority applicable to the Transferor Parties, the Business or the transactions contemplated hereby.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Assumed Liability” or “Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Business” has the meaning ascribed to it in the introduction to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Campbell” has the meaning ascribed to it in the introduction to this Agreement.

“Cash Payment” has the meaning ascribed to it in Section 2.5.

“Closing” has the meaning ascribed to it in Section 8.1.

“Closing Date” has the meaning ascribed to it in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Compensation Programs” has the meaning ascribed to it in Section 3.19(d).

“Confidential Information” has the meaning ascribed to it in Section 5.3(b).

“Consideration” has the meaning ascribed to it in Section 2.5.

“Contract(s)” means contracts, agreements, permits, leases, licenses, franchises, warranties, guaranties, mortgages, notes, bonds, options, warrants, rights, commitments, understandings and other obligations in each case, whether written or oral, proposed, contingent or otherwise.

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any net reduction in cash Taxes actually payable which directly relate to such Damages.  With respect to a Transferor Party, for the avoidance of doubt, in no event shall Damages include any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Domain Names” means all identifiers or URL registrations for Internet websites.

“Employee Assets” means all of Transferor’s assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations,

electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used or formerly used principally by the Members or the Designated Employees that SFX elects to employ, which are necessary or useful for the Members or each Designated Employee to continue to perform his or their respective duties for Parent or any of its Subsidiaries after the Closing without interruption.

“Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with the Business.

“Equipment Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology used in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning ascribed to it in the introduction to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Excluded Assets” has the meaning ascribed to it in Section 2.3.

“Excluded Representations and Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.6, 3.13, 3.14, 3.15, 3.18, 3.19, 4.1, 4.2, 4.3, 4.9, 4.10, 4.11 and 4.12.

“Existing Patents and Applications” has the meaning ascribed to it in the definition of “Transferor IP” in Article 1.

“Fuller” has the meaning ascribed to it in the introduction to this Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver or other authorization, license, franchise, permit, exemption, clearance or registration issued,

granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Indemnifying Party” means:  (a) with respect to any Acquiring Party Indemnitee asserting a claim under Section 9.1, the Transferor Parties, jointly and severally; and (b) with respect to any Transferor Party Indemnitee asserting a claim under Section 9.2, the Acquiring Parties, jointly and severally.

“Indemnitee” means:  (a) the Acquiring Party Indemnitees with respect to any claim for which any Transferor Party is an Indemnifying Party under Section 9.1; and (b) the Transferor Party Indemnitees with respect to claims for which any Acquiring Party is an Indemnifying Party under Section 9.2.

“Intellectual Property” means United States and foreign patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology.

“IP Agreements” has the meaning ascribed to it in Section 3.12(h).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned, leased or licensed by Transferor and used in connection with the Business, wherever located, and all associated documentation.

“Knowledge of SFX” or “SFX’s Knowledge” has the meaning ascribed to it in Article 4.

“Knowledge of Transferor” or “Transferor’s Knowledge” means the actual knowledge of any of the Members, after a reasonable investigation of the surrounding circumstances.

“L. Tracz” has the meaning ascribed to it in the introduction to this Agreement.

“Leased Real Property” means all real property leased or licensed to a Person, or to which such Person, has any other rights, under the Leases.

“Leases” means all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which a Person is a party or by which such Person or the Transferred Assets, as applicable, is bound, but with respect to Transferred Assets, only to the extent that the foregoing are used in connection with the Business.

“Liability” means, with respect to any Person, any liability, debt or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, claim, security interest, equitable interest, option, hypothecation, easement, right of way, restriction, encumbrance, preference, priority, right of first refusal, condition or limitation of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding (a) liens for Taxes that are not due and payable or that are being contested in good faith by appropriate legal proceedings in a manner that will prevent foreclosure of the applicable lien during the pendency of such proceedings, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent, (c) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (d) liens securing any Assumed Liability.

“Lockup Agreement” means a lockup agreement among Parent and Transferor Parties with respect to shares of Parent Stock owned by the Transferor Parties, substantially in the form of Exhibit B.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and other indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or effect that has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) such Person’s consolidated financial condition, business, assets, properties, results of operations, operations, Liabilities, reserves, professional reputation, standing in the community or prospects, (ii) with respect to Transferor, the Transferred Assets or the Assumed Liabilities, other than, in the case of clauses (i) and (ii) above, any change, event, circumstance, development or effect that directly results from (a) changes in United States or global economic conditions that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities or (b) changes in the industry in which the Business operates that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities and (iii) with respect to Transferor, the ability of the Transferor Parties to consummate the transactions contemplated by the Transaction

Documents or to timely perform any of their respective obligations under the Transaction Documents.

“Members” has the meaning ascribed to it in the introduction to this Agreement.

“Open Source License” means a software license that includes terms that require source code to be provided or made available to subsequent licensees or sublicensees, or that require any redistribution and use of software in source and binary forms to meet certain specified conditions, or any “free software” license, “public” license or open-source software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD license and any BSD-like license, but only to the extent used in connection with the Business.

“Open Source Software” means any Software that is licensed under, covered by or subject to an Open Source License.

“Ordinary Course of Business” means (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Other Contribution Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Other Parties” has the meaning ascribed to it in the introduction to this Agreement.

“P. Tracz” has the meaning ascribed to it in the introduction to this Agreement.

“Parent” has the meaning ascribed to it in the introduction to this Agreement.

“Parent Common Stock” has the meaning ascribed to it in the introduction to this Agreement.

“Parent SEC Documents” has the meaning ascribed to it in Section 5.15(a).

“Party” or “Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Payables” means any and all accounts payable and other amounts payable to third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course.

“PCAOB” has the meaning ascribed to it in Section 3.15.

“Pension Plans” has the meaning ascribed to it in Section 3.19(b).

“Per Share Price” means $5.00 per share of Parent Common Stock, subject to adjustment for stock splits and dividends, unless shares of Parent Common Stock are then listed on a national securities exchange or traded on the over-the-counter market, in which case the Per

Share Price shall be the volume weighted average closing prices of the Parent Common Stock on such exchange or market during the thirty (30) trading days ending on the second (2nd) trading day immediately preceding measurement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated organization, association, trust, estate or other entity or organization, including a Governmental Authority.

“Plan” has the meaning ascribed to it in the introduction to this Agreement.

“Post-Closing Tax Period” has the meaning ascribed to it in Section 10.11.

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 10.11.

“Property Taxes” has the meaning ascribed to it in Section 10.11.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course and including any and all accounts receivables that have been written off or otherwise accounted for or reserved against as bad debts, together with any unpaid financing charges accrued thereon.

“Registration Rights Agreement” means a registration rights agreement among Parent and the Transferor Parties with respect to shares of Parent Stock owned by the Transferor Parties, substantially in the form of Exhibit C.

“Regulations” means all laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including environmental laws, and laws with respect to energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Person” means:  (a) with respect to a particular individual:  (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual:  (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (c) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), (C) any other natural person who is an immediate family member of the individual or the individual’s spouse(s), and (D) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Required Consents” means any approval, consent, ratification, waiver or other authorization of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by any of the Transferor Parties by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by either of the Acquiring Parties or obligations of either of the Acquiring Parties as compared to the Transferor Parties or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and all other approvals, consents, ratifications, waivers or other authorizations required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“Restricted Activity” means any activity that is, or would reasonably be deemed to be, competitive with (a) any aspect of the Business (i) as operated prior to the date of this Agreement or (ii) as contemplated by any of the Transferor Parties to be operated in the future as of the date of this Agreement, in each case, anywhere in the world where the Business may be conducted from time to time, or (b) any business in which any Acquiring Party and/or any of their respective Affiliates are engaged or likely to engage as of the date hereof or as of the date of termination of the applicable Member’s employment with a Transferor Party or one of its Affiliates.

“Retained Liabilities” has the meaning ascribed to it in Section 2.4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFX” has the meaning ascribed to it in the introduction to this Agreement.

“SFX Disclosure Schedule” has the meaning ascribed to it in Article 4.

“SFX’s Accountant” means an independent auditor of recognized national standing selected by SFX, in its sole discretion.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, but with respect to clauses (a) and (b), only to the extent used in connection with the Business.

“Solano” has the meaning ascribed to it in the introduction to this Agreement.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Stenzel” has the meaning ascribed to it in the introduction to this Agreement.

“Stock Consideration” has the meaning set forth in Section 2.5.

“Straddle Period” has the meaning ascribed to it in Section 9.11.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such equity interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest, penalty, or addition to tax imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Tax, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto or any amendment thereof.

“Threshold Amount” has the meaning ascribed to it in Section 9.3(a).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Lockup Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement, and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement and the transactions contemplated hereby.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Transferor” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Audited Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Interests” has the meaning ascribed to it in Section 3.3.

“Transferor Interim Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor IP” means all Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software used in or relating to the Business.  For avoidance of doubt, Transferor IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Intellectual Property Embodiments and Documentation, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all foreign counterparts with respect to any of the foregoing, and (d) all patents that issue with respect to any of the foregoing patent applications.

“Transferor Organization Documents” has the meaning ascribed to it in Section 3.1.

“Transferor Party Indemnitees” has the meaning ascribed to it in Section 10.2.

“Transferor Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Registered IP” has the meaning ascribed to it in Section 3.12(c).

“Transferor’s Disclosure Schedule” has the meaning ascribed to it in Article 3.

“Welfare Plans” has the meaning ascribed to it in Section 3.19(c).

ARTICLE 2
CONTRIBUTION

2.1          Contribution of Transferred Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, the Transferor Parties shall contribute, sell, transfer, convey, assign and deliver to Acquiror, and Acquiror shall purchase, accept and acquire from the Transferor Parties, free and clear of any Liens, all of the assets constituting the Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, including goodwill and going concern value but excluding the Excluded Assets (the “Transferred Assets”):

(a)           all of the Transferor IP and IT Assets, including, without limitation, the Transferor IP identified on Schedule 2.1(a);

(b)           all of the Equipment, including, without limitation, the assets identified on Schedule 2.1(b);

(c)           all of the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”);

(d)           all of the Employee Assets which are listed on Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers, if any, from SFX or any of its Affiliates as of the Closing);

(e)           all websites, URLs, Domain Names and webpages used, held for use or under development in connection with the Business, whether or not registered, including without limitation, the Domain Names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f)            all advertising, marketing and sales materials developed for, or used in connection with, the Business together with all Intellectual Property embodied therein other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(g)           all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets of the Assumed Liabilities and not otherwise provided pursuant to this clause (g);

(h)           without limiting anything set forth in clause (g) of this Section 2.1, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation;

(i)            all Governmental Authorizations of all Governmental Authorities necessary for the operation of the Transferred Assets and the Business set forth on Schedule 2.1(i);

(j)            all rights relating to deposits, advances, loan repayments, return of investments, prepaid expenses and other upfront payments, claims for refunds and rights of offset;

(k)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Transferred Assets or the Assumed Liabilities;

(l)            all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Transferred Assets, the Business or the Assumed Liabilities;

(m)          all goodwill of the Business;

(n)           all Receivables of Transferor; and

(o)           all of Transferor’s right, title and interest in and to the corporate names “Advanced Concert Productions, LLC” and any other corporate name formerly used in connection with the Business.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless SFX expressly assumes that Liability pursuant to Section 2.2.

2.2          Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Transferor Parties set forth herein, Acquiror agrees, effective at the Closing, to assume, perform and timely pay and discharge only the following (collectively, the “Assumed Liabilities” and each an “Assumed Liability”):  those executory obligations arising after the Closing under the Transferred Contracts which do not relate to (i) any breach of, or failure to comply with, prior to the Closing, any representation, warranty, covenant or obligation in any such Transferred Contract, (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure, or (iii) any indemnification claim relating to any of the matters set forth in clauses (i) or (ii) of this Section 2.2.  For the avoidance of doubt, neither Acquiror not any of its Affiliates shall assume Payables, which shall remain Retained Liabilities under Section 2.4.

2.3          Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by Transferor:

(a)           all cash, cash equivalents and marketable securities of Transferor on hand or on deposit with any financial institution;

(b)           any bank or brokerage accounts of Transferor;

(c)           all prepaid Taxes and other expenses included on Schedule 2.3(c);

(d)           original copies of all minute books, records, stock ledgers, Tax records and other materials Transferor is required by law to retain;

(e)           all Contracts that are not Transferred Contracts, including those Contracts set forth on Schedule 2.3(e);

(f)            all assets of Transferor which are not used in the Business listed on Schedule 2.3(f);

(g)           all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Retained Liabilities;

(h)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Excluded Assets or the Retained Liabilities; and

(i)            all ownership and other rights with respect to any Pension Plan, Welfare Plan and Compensation Program of Transferor.

2.4          Retained Liabilities.  Notwithstanding any other provision of this Agreement or any of the other Transaction Documents or any other writing to the contrary, and regardless of any information disclosed to the Acquiring Parties or any of their respective Affiliates or representatives, neither Acquiror nor any Affiliates of Acquiror assumes, and Acquiror and Affiliates of Acquiror shall not at any time hereafter (including on or after the Closing) become liable or responsible for, any Liabilities of any of the Transferor Parties other than the Assumed Liabilities (such unassumed Liabilities, the “Retained Liabilities”).  Transferor shall remain bound by and liable and responsible for, and shall retain, pay, perform and discharge when due, all Retained Liabilities.

2.5          Consideration.  Upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Transferred Assets and in full payment therefor, the Acquiring Parties shall pay or cause to be paid to Transferor: $350,000 in cash by wire transfer to the account(s) designated by Transferor at least one (1) Business Day prior to Closing (and if Transferor designates more than one account, then allocated among such accounts in the manner designated by Transferor) (the “Cash Payment”) and (ii) 20,000 shares of Parent Common Stock (the “Stock Consideration”, and together with the Cash Payment, the “Consideration”).

2.6          Tax Treatment; Allocation of Consideration.

(a)           Tax Treatment. The Parties agree that all Consideration pursuant to Sections 2.5 shall be treated as consideration for the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction ).  For purposes of recognizing gain or loss on the Transferred Assets, each of the Transferred Assets shall be considered transferred separately in exchange for a portion of each of the above categories of Consideration received, and the fair market value of each category of such

Consideration shall be separately allocated to each of the Transferred Assets in proportion to the relative fair market values of each of the Transferred Assets.

(b)           Basis Allocation.  The Parties agree that any portion of the Consideration that results in an increase in the basis of the Transferred Assets in the hands of Acquiror over the amount of such basis in the hands of Transferor shall be allocated among the Transferred Assets in proportion to the amounts by which their values exceed Transferor’s bases in such assets (the “Allocation”).  Within sixty (60) days after the Closing, Acquiror shall provide Transferor with a proposed Allocation for Transferor’s review and comment.  If Transferor does not provide any comments to Acquiror in writing within ten (10) Business Days following delivery by Acquiror of the proposed Allocation, then the Allocation proposed by Acquiror shall be deemed to be final and binding absent manifest error.  If, however, Transferor submits comments to Acquiror within such ten (10) Business Day period, Acquiror and Transferor shall negotiate in good faith to resolve any differences within ten (10) Business Days.  If Transferor and Acquiror are unable to reach a resolution within such ten (10) Business Day period, then all remaining disputed items shall be submitted for resolution by an independent accounting firm mutually selected by Acquiror and Transferor (the “Allocation Accounting Firm”), which shall make a final determination as to the disputed items within twenty (20) Business Days after such submission, and such determination shall be final, binding and conclusive on Transferor and Acquiror.  The fees and disbursements of the Allocation Accounting Firm shall be shared equally between Transferor and Acquiror.  Any subsequent adjustments to the sum of the Consideration shall be reflected in the Allocation in a manner consistent with the above procedure.  For all Tax purposes, Acquiror and Transferor agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.  Each of Acquiror and Transferor agrees that it will file with its Tax Return for the year in which the Closing occurs the statement required by Treasury Regulation 1.351-3(a) or 1.351-3(b), as applicable.

2.7          Withholding Rights.

(a)           Each of the Acquiring Parties shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to Transferor such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, and to pay the same to any U.S. federal, state, local or foreign Governmental Authority as required by Applicable Law.  To the extent that amounts are so withheld and paid by the Acquiring Parties, such amounts shall be treated for all purposes of this Agreement as having been paid as Consideration to Transferor in respect of which such deduction or withholding and payment was made.

(b)           If any of the Acquiring Parties are required to make any payment to a Governmental Authority in respect of a withholding obligation arising out of the payment of the Consideration to Transferor and the Cash Payment portion of the Consideration payable with respect to Transferor is not sufficient to make such payment, then Transferor shall provide to such Acquiring Party, on demand, the amount of the shortfall, and such Acquiring Party shall pay such amount to the Governmental Authority.

(c)           Transferor agrees to furnish each of the Acquiring Parties with such representations and forms as it shall reasonably request to assist it in determining the extent of, and in fulfilling, any obligations it may have to withhold and pay over amounts to any Governmental Authority and/or to file any Tax Returns or information returns with respect to the payment of the Consideration to Transferor or the payment of any Taxes to any Governmental Authority in respect of Transferor arising in connection with this Agreement.

(d)           The Transferor Parties agree, jointly and severally, to indemnify and hold harmless the Acquiring Parties and their respective officers, directors, employees and agents, from and against any liability with respect to Taxes, interest or penalties which may be asserted by reason of (i) the failure to deduct and withhold Tax on the Consideration payable to Transferor or (ii) the failure to file any Tax or information returns with respect to Transferor due in connection with this Agreement, unless such failure described in either phrase (i) or (ii) of this sentence was attributable to the fraud, gross negligence or willful misconduct of the Acquiring Parties or any of their respective officers, directors, employees, agents or Affiliates.  Notwithstanding the foregoing, to the extent the Acquiring Parties fail to deduct and withhold Tax on the Consideration payable to Transferor, Transferor shall remain liable for payment of such Tax.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR PARTIES

As an inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth on Transferor’s disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Transferor’s Disclosure Schedule”), the Transferor Parties, jointly and severally, make the following representations and warranties to the Acquiring Parties, as of the date of this Agreement (except if another date is specified in the representation or warranty).  Each exception set forth in the Transferor’s Disclosure Schedule will be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Transferor’s Disclosure Schedule and (b) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear.  Notwithstanding anything to the contrary contained in this Agreement: Acquiring Parties hereby agree that to the extent any representation or warranty of Transferor made herein prior to Closing is, to the Knowledge of SFX, untrue or incorrect, then if Acquiring Parties elect to close, the Acquiring Parties will have no rights under this Agreement by reason of such untruth or inaccuracy.

3.1          Limited Liability Company Existence.  Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Transferor is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect with respect to Transferor.  Copies of the certificate of formation and operating agreement of Transferor, and all amendments thereto, heretofore delivered to Parent (the “Transferor Organization Documents”) are accurate and complete as of the date hereof.

3.2          Authorization.  Transferor has all requisite limited liability company power and authority, and has taken all limited liability company action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which Transferor is party and to perform its obligations hereunder and thereunder.  Each Member has the right, power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents to which such Member is a party, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.  The execution and delivery by Transferor of this Agreement and the Transaction Documents to which it is a party, and the consummation by Transferor of the transactions contemplated hereby and thereby, have been duly authorized and approved by each Member.  No other limited liability company proceedings on the part of Transferor are necessary to authorize this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Documents to which Transferor is a party have been duly executed and delivered by Transferor and are the legal, valid and binding obligations of Transferor enforceable against Transferor in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  This Agreement and the Transaction Documents to which each Member is a party have been duly executed and delivered by such Member and are the legal, valid and binding obligations of such Member enforceable against such Member in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.3          Capital Structure.  The capitalization of Transferor consists of the issued and outstanding limited liability company interests or units, membership interests or equivalent ownership interests in Transferor (“Transferor Interests”), that have the rights, preferences, privileges and restrictions set forth in the Transferor Organization Documents and Applicable Law.  The Members are the record and beneficial owner of one hundred percent (100%) of the Transferor Interests, free and clear of any Liens.  The Transferor Interests are uncertificated.  To the Knowledge of Transferor, all Transferor Interests have been duly authorized and validly issued in compliance with Applicable Laws.  Other than Transferor Interests held by the Members, there are no other Transferor Interests or other limited liability company interests or units, membership interests or equivalent ownership interests in Transferor outstanding.  Set forth on Schedule 3.3 are all options, warrants and other securities of Transferor that are exercisable for or convertible into Transferor Interests.

3.4          Governmental Authorization.  To the Knowledge of Transferor, the execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents to which he or it is a party requires no Governmental Authorization from any Governmental Authority other than (a) any Governmental Authorizations otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by any of the Acquiring Parties in accordance with Applicable Law; (c) notice filings that are not material to the Business; and (d) Governmental Authorizations required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.5          Non-Contravention.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the Transferor Organization Documents, true and correct copies of which have been delivered to Parent by Transferor (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any of the Transferor Parties, the Business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) contravene, conflict with or constitute a violation or breach of any agreement to which any of the Transferor Parties is a party or by which any of the Transferor Parties has any obligation to third parties pursuant to any Transferred Contracts.

3.6          Ownership and Absence of Liens.  Transferor is the sole owner of all of the Transferred Assets, free and clear of any Liens.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging Transferor’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  The tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by Transferor.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging Transferor’s sole and exclusive ownership of all right, title and interest in and to the capital stock of Transferor and any options, warrants and other securities of Transferor that are exercisable for or convertible into Transferor Interests, free and clear of all Liens.

3.7          Sufficiency of the Transferred Assets.  Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Consideration), the Transferor Parties will have sold, assigned, transferred and conveyed to Acquiror the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.7, the Transferred Assets comprise all of the assets:  (a) necessary for Acquiror to conduct the Business in the same manner as Transferors immediately preceding the Closing and (b) utilized by Transferor in the Business and will enable Acquiror to conduct the Business in the manner that Transferor has conducted the Business during the period ended March 31, 2012.  Without limiting the foregoing, the Transferred Assets are all assets (other than personnel) necessary for Acquiror to fulfill the obligations under the Transferred Contracts, and are all operating assets of Transferor used in the Business.  No assets necessary for or related to the conduct of the Business are owned or used by any Person other than Transferor

3.8          Litigation.  There are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Transferor, threatened, nor have any of the Transferor Parties received any correspondence regarding any such pending or threatened Actions, with respect to any of the Transferor Parties that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Actions, orders, judgments or decrees against or binding upon any of the Transferor Parties or any of the Transferred Assets, or that would prevent the performance by any of the Transferor Parties of the transactions contemplated by this Agreement.

3.9          Contracts.

(a)           The Transferor Parties have provided Parent with true, correct and complete copies of all Transferred Contracts.  Each of the Transferred Contracts is valid and effective in accordance with its terms, and is binding and enforceable against Transferor and, to the Transferor’s Knowledge, against each other party thereto and in full force and effect.  Transferor and, to the Transferor’s Knowledge, the other parties to the Transferred Contracts have performed all of their respective obligations required to be performed under the Transferred Contracts.  There is not under any of such Transferred Contracts (i) any existing or claimed default by any of the Transferor Parties or event which, with the notice or lapse in time, or both, would constitute a default by such Transferor Party or (ii) to the Knowledge of Transferor, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party.  There is no actual or, to the Knowledge of Transferor, threatened termination, cancellation or limitation of any of the Transferred Contracts.  To the Knowledge of Transferor, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

(b)           The Transferred Contracts constitute all Contracts relating to the Business.

(c)           The Transferred Contracts, respectively, do not contain provisions relating to any of the following matters:

(i)            any covenant not to compete or confidentiality agreement of any of the Transferor Parties or for the benefit of another Person;

(ii)           any arrangement limiting the freedom of any of the Transferor Parties to conduct the Business in any manner or use the Transferred Assets in any manner;

(iii)          any agreement restricting transfer or sale by the Transferor Parties of the Transferor IP or the other Transferred Assets; and

(iv)          any rights granted to, or retained by, any Affiliate of any of the Transferor Parties or any member, manager, officer or employee of Transferor.

3.10        Permits; No Required Consents.  Schedule 2.1(i) sets forth all Governmental Authorizations of all Governmental Authorities, necessary for the operation of the Transferred Assets and the Business in substantially the same manner as currently operated by Transferor.  To the Knowledge of Transferor, no Governmental Authorization of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by Transferor.  To the Knowledge of Transferor, except as set forth in Schedules 2.1(i), no consents by any Governmental Authorities are required for the Transferor Parties to sell the Transferred Assets.

3.11        Compliance with Applicable Laws.  None of the Transferor Parties is in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Transferred Assets or the Business.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.12        Intellectual Property.

(a)           Schedule 3.12(a) sets forth an accurate and complete list, as of the date hereof, of all Transferor IP and IT Assets.  Transferor is the exclusive owner of the entire and unencumbered right, title and interest in and to, all Transferor IP and IT Assets purported to be owned by Transferor, and Transferor has a valid right to use all Transferor IP and IT Assets in the ordinary course of the Business as currently conducted or as contemplated to be conducted free and clear of any and all Liens.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Transferor IP.

(b)           Transferor has taken all commercially reasonable actions to maintain and protect its rights in the Transferor IP including, without limitation, by maintaining the confidentiality of its related Trade Secrets.  All Persons (including, without limitation present and former employees and independent contractors of Transferor) who have developed any Transferor IP have executed and delivered to Transferor a valid and enforceable agreement providing for an assignment to Transferor with respect to such Person’s rights in any Transferor IP.  All Persons who have worked for Transferor, whether as employees or independent contractors, in developing the Business or who had access to Transferor IP, also have executed and delivered to Transferor a valid and enforceable agreement providing for the nondisclosure by such Person of any confidential information of Transferor. All of such agreements are listed in Schedule 3.12(b) and copies thereof have been delivered to Parent.  All such agreements are and will continue to be in effect after the Closing and, to the Knowledge of Transferor, there have been no breaches of such agreements or of any of any Transferor’s security measures or unauthorized access to the Transferor IP.  At no time during the conception or reduction to practice of any Transferor IP was any developer, inventor or other contributor to such Transferor IP operating directly or indirectly under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any third Person that could adversely affect the rights of Transferor, and upon the Closing, Acquiror to such Transferor IP.

(c)           To the Knowledge of Transferor, all of the Transferor IP is valid, enforceable and subsisting.  The Transferor IP is not subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferor IP or that would impair the validity or enforceability of such Transferor IP.  Transferor has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered and applied for Intellectual Property listed on Schedule 3.12(a) (the “Transferor Registered IP”), and all documents, assignments, recordations and certificates necessary to be filed by Transferor to demonstrate its ownership of the Transferor Registered IP and/or maintain the effectiveness of the Transferor Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedule 3.12(a), has lapsed, expired or been abandoned or canceled other than in the ordinary course of the Transferor’s business.  Except as set forth on Schedule 3.12(c), none of the Transferor Registered IP requires any maintenance fees to be paid, affidavit of use to be filed or Taxes or actions falling due within six (6) months after the Closing.

(d)           Neither the Transferor IP nor the conduct by Transferor of the Business as currently conducted or contemplated to be conducted conflicts with, infringes, misappropriates or dilutes any intellectual property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third Person.  Transferor has not received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license), nor, to Transferor’s Knowledge, is there any basis therefor.  To Transferor’s Knowledge, no third party is misappropriating, infringing or diluting any Transferor IP.

(e)           Except as set forth on Schedule 3.12(e), to the Knowledge of Transferor, no Open Source Software has been incorporated into or used or distributed with any of Transferor’s Software or otherwise used by Transferor in any respect in or in connection with Transferor’s Software, in a manner that requires any publishing of Transferor’s Software source code.  To the Knowledge of Transferor, none of Transferor’s Software is covered by or subject to any Open Source License that requires that source code to be published or made freely available.  To the Knowledge of Transferor, Transferor has not created any derivative work based upon any Open Source Software in a manner that requires that those derivative works be published or made feely available.  To the Knowledge of Transferor, none of the Transferor IP itself is Open Source Software.

(f)            Transferor has provided Acquiror complete and accurate copies of all Intellectual Property Embodiments and Documentation.

(g)           In connection with the Business, to Transferor’s Knowledge, the activities of Transferor’s current and past managers, members, employees, officers and contractors in connection with their employment or contractual or other relationship with Transferor did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person.  No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging Transferor with infringement or unauthorized or unlawful use of any Transferor IP, or alleging that any services provided by, processes used by, or products manufactured or sold by Transferor infringe or misappropriate any Intellectual Property right of any third party, is pending, or to Transferor’s Knowledge, threatened; nor, to Transferor’s Knowledge, is there any reasonable basis for any such litigation or proceeding.

(h)           Schedule 3.12(h)(1) identifies all licenses and other agreements currently in effect pursuant to which Transferor has licensed, distributed or otherwise granted any rights to any third party with respect to any Transferor IP.  Transferor has not given any party an indemnity in connection with the Transferor IP.  Schedule 3.12(h)(2) identifies all licenses and other agreements currently in effect pursuant to which a third party has licensed, distributed or otherwise granted to Transferor any rights to such third party’s Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software that are used in connection with the Business (the foregoing constituting the “IP Agreements”). Except as set forth on Schedule 3.12(h)(3), the Transferor Parties are not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the IP Agreements, the operation of the Business, any license of the Transferor IP or any of the transactions contemplated hereunder, and have no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any fees with respect to any of the IP Agreements. Except as set forth on Schedule 3.12(h)(4), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Business other than those expressly set forth in the Transferred Contract entered into by such party.  Neither Transferor nor, to the Knowledge of Transferor, any other party to any IP Agreement, is in breach or default thereof, and each IP Agreement is fully valid and enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(i)            The IT Assets operate and perform in all material respects in accordance with their operation and performance prior to the date of this Agreement. Transferor has implemented reasonable controls to prevent the introduction and use of any devices that enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect such IT Assets’ functionality.  To the Knowledge of Transferor, no Person has gained unauthorized access to the IT Assets.

(j)            Transferor’s operation of any web sites used in connection with the Business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not in any material respect violate any Applicable Laws, or any Person’s right of privacy or publicity.  Transferor (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses.  Transferor has posted a privacy policy governing Transferor’s use of data, and disclaimers of liability on its web sites, and Transferor has complied with such privacy policy in all material respects.  Transferor has taken all steps in accordance with normal industry practice to secure its web sites and data, and any portion thereof, from unauthorized access or use by any Person.

3.13        Advisory Fees.  There is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of any of the Transferor Parties or their respective Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no manager, member, employee or officer of Transferor is considered to be a broker, finder, agent or other intermediary of Transferor, even if they are acting as a finder for, or are planning to become employees of, an Acquiring Party.

3.14        Taxes.  Each Transferor Party has timely filed all Tax Returns required to be filed by such Transferor Party and all such Tax Returns have been true, correct, and complete in all material respects.  Each Transferor Party has timely paid all Taxes imposed on such Transferor Party when the same have become due.  Each Transferor Party has complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Business (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Transferor Party and, to the Knowledge of Transferor, no such claim, audit, examination or proceeding is threatened.  No claim has ever been made by a Governmental Authority in a jurisdiction where the Transferor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  The Transferor Parties have complied in all material respects with all Applicable Laws with respect to the Business with respect to record retention of Tax records.  Transferor does not have any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.  True and complete copies of the Tax Returns of Transferor for each of the two fiscal years ended as of December 31, 2011 and December 31, 2010, and the related schedules and work papers have been delivered by Transferor to Parent.

3.15        Financial Statements.  True and complete copies of (i) the audited consolidated balance sheets and the related consolidated statements of income and expenses, members’ equity, and cash flows of the Business for each of the two fiscal years ended as of December 31, 2011 and December 31, 2010, together with all related notes and schedules thereto, accompanied by the reports thereon of the Transferor’s accountants (the “Transferor Audited Financial Statements”); (ii) the audited consolidated balance sheet and the related consolidated statement of income and expenses, members’ equity, and cash flows of the Business as of the quarterly period ended March 31, 2011; (iii) the unaudited consolidated balance sheet and the related consolidated statement of income and expenses, stockholders’ equity, and cash flows of the Business for the quarterly period ended March 31, 2011, which have been reviewed by SFX’s Accountants; and (iv) for each of 2012 and 2011, the unaudited year-to-date period ended on the last day of the full calendar month immediately preceding the Closing, together with all related notes and schedules thereto accompanied by the reports thereon of the Transferor’s accountants (the “Transferor Interim Financial Statements” and, together with the Transferor Audited Financial Statements, the “Transferor Financial Statements”) have been delivered or will be delivered by the Transferors to Parent, subject to completion by SFX’s Accountant, at Acquiring Parties’ cost.  The Transferor Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Transferors, (B) present fairly the consolidated financial condition and results of operations of the Transferors as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Transferors and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Transferors and the results of the operations of the Transferor as of the dates thereof or for the periods covered thereby.

3.16        Absence of Liabilities, Changes and Events.  Since March 31, 2012, none of the Transferor Parties has (a) incurred any debts, liabilities, claims against or obligations, and to Transferor’s Knowledge, there is no reasonable legal basis therefor, that may adversely affect any of the Transferor Parties’ ability to perform his or its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Acquiror in the manner currently used by Transferor, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of Taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of Transferor used in the operation of the Business other than in the Ordinary Course of Business; (c) modified or terminated any IP Agreements; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Transferor who primarily perform services with respect to the Business other than in the Ordinary Course of Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect with respect to Transferor.

3.17        Operation of the Business.  Since March 31, 2012, the Transferor Parties and their respective Affiliates have conducted the Business, including ownership and use of the Transferred Assets, only through Transferor and not through any other divisions or any direct or indirect Subsidiary or Affiliate of any of the Transferor Parties.  Since March 31, 2012, Transferor has operated the Business in the Ordinary Course of Business.  To the Knowledge of Transferor, as of the date hereof, there are no material adverse changes, modifications or amendments contemplated to be made to any of the Transferred Contracts or any of Transferor’s existing, scheduled or planned revenue generating activities with respect to the Business.

3.18        Employment and Labor Matters.  Schedule 3.18 lists all employees of Transferor who primarily perform services with respect to the Business (the “Designated Employees”).  Transferor has complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  With respect to the Designated Employees:

(a)           except for routine government inquiries, examinations and inspections which Transferor has no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of Transferor pending, nor has any of the Transferor Parties been notified of any such matter being threatened, before any Governmental Authority and, to the Knowledge of Transferor, no basis for any such matter exists;

(b)           Transferor is not a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c)           Transferor has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(d)           none of such employees have filed any complaints against Transferor or any managers, members, officers or employees of Transferor, or initiated any Actions against any of the Transferor Parties or been subject to any disciplinary actions by Transferor;

(e)           Transferor will not incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement; and

(f)            Transferor has valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has delivered such documentation to Acquiror.

3.19        Employee Benefit Matters.

(a)           A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19.  To Transferor’s Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with Transferor prior to the Closing Date or will not commence employment with Acquiror as of the Closing Date,  (ii) none of the Designated Employees or former employees of Transferor have violated any confidentiality agreement or covenant not to compete and (iii) none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with Transferor, or (B) any material Transferor’s policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect with respect to Transferor.  All former or current employees (whether or not Designated Employees) which have or had information or access to information regarding the Transferred Assets have entered into a customary confidentiality and covenant not to compete agreement with Transferor which are and will continue to be in effect after the Closing.

(b)           Intentionally omitted.

(c)           Intentionally omitted.

(d)           Arising from their employment with Transferor, the Designated Employees receive benefits or are eligible under only unwritten incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements (other than those terminable at will without severance) and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors as are listed in Schedule 3.19 (the “Compensation Programs”).

(e)           Each Pension Plan and Welfare Plan has been operated and administered in substantial compliance with ERISA and the Code; each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS or the Pension Plan is a prototype plan for which the prototype sponsor has obtained a favorable IRS opinion letter (and to Transferor’s Knowledge no event has occurred between the date of the last such determination and the Closing Date that would reasonably be expected to cause the Internal Revenue Service to revoke such determination).

(f)            All amounts required to be paid by Transferor with respect to any Designated Employee under each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have or will be paid.

(g)           Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.20        Insurance.  With respect to the Business, Transferor maintains insurance policies that are customary and adequate, including, without limitation, general liability employer’s liability, business liability and errors and omissions policies.  All such insurance policies are listed on Schedule 3.20 and are in full force and effect and enforceable in accordance with their terms.  All of the Transferred Assets and the use of the Transferred Assets of an insurable nature are insured by Transferor in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract.

3.21        Real Property.  Transferor does not own a fee interest in any real property.  Schedule 3.21 sets forth a true, correct and complete list of all Transferor’s Leases.  Transferor has delivered true, complete and correct copies of all such Leases (including, all amendments, modifications and supplements thereof) to Acquiror and each such Lease is in full force and effect. Transferor, as tenant under its Leases, is not in arrears in the payment of any rent under such Leases.

3.22        Books and Records.  To the Knowledge of Transferor, Transferor has made and kept (and given the Acquiring Parties access to) the books of account, minute books, stock or other ownership record books and other records of Transferor relating to the Business, which, in reasonable detail, accurately and fairly reflect the activities of Transferor related to the Business. To the Knowledge of Transferor, the minute books of Transferor contain accurate and complete records of all meetings held of, and limited liability company action taken by, Transferor’s managers and members, and no such meeting has been held for which minutes have not been prepared or actions taken for which written consents have not been prepared, as applicable, and are not contained in such minute books. At the time of the Closing, all of such books and records will be in the possession of Transferor.

3.23        Solvency.

(a)           Transferor is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of Transferor exceeds the present fair market value of Transferor’s assets.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Transferor will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Transferor will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against Transferor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Transferor will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Transferor.

(c)                                  No bankruptcy, reorganization, debt arrangement or other case or Action under any bankruptcy or insolvency law has been commenced with respect to Transferor.

3.24                        No Other Agreements to Sell the Transferred Assets or Transferor Interests.  None of the Transferor Parties, nor any of their respective representatives or Affiliates, is a party to any Contract with any other Person (other than the Acquiring Parties with respect to clause (a) of this Section 3.24) to (a) sell, assign, transfer or effect a sale of the Business or any of the Transferred Assets, (b) issue, sell, assign, transfer or effect a sale of any Transferor Interests, or (c) effect any merger, consolidation, liquidation, dissolution or other reorganization of Transferor, or to enter into any Contract or cause the entering into of any Contract with respect to any of the foregoing.

3.25                        Affiliates.  Other than the Members, Transferor is not controlled by any Person and Transferor is not in control of any other Person.  Schedule 3.25 lists each Transferred Contract to which a Transferor Party and any Party or any of their Related Persons is a party.  Neither the Members nor any of their respective Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any tangible or intangible property (including the Transferor IP) that Transferor uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Transferred Assets.

3.26                        Securities Law Matters.  The offer and sale of the shares of Parent Common Stock comprising the Stock Consideration to the Transferor Parties is being made as a private placement pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, and is not being registered under the Securities Act.  Each of the Transferor Parties hereby acknowledges that the shares of Parent Common Stock comprising the Stock Consideration have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom.  Each of the Transferor Parties is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the shares of Parent Common Stock comprising the Stock Consideration for his, her or its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws.  Each of the Transferor Parties has sufficient knowledge and experience in financial and business matters to enable him or it to evaluate the risks of investment in the shares of Parent Common Stock comprising the Stock Consideration is acquiring the shares of Parent Common Stock comprising the Stock Consideration with a full understanding of all of the terms, conditions and risks thereof, and at the Closing Date will bear and has the ability to bear the economic risk of this investment for an indefinite period of time.  Each of the Transferor Parties understands and agrees to the terms and conditions under which the shares of Parent Common Stock comprising the Stock Consideration are being offered.

3.27                        Legends.  Each of the Transferor Parties acknowledges that, to the extent applicable, each certificate evidencing the shares of Parent Common Stock comprising the Stock

Consideration shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO SFX HOLDING CORPORATION, OR ITS SUCCESSOR, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY THE BUYER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN LOCK-UP AGREEMENT BETWEEN SFX HOLDING CORPORATION (THE “COMPANY”) AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.”

3.28                        Restricted Securities.  Each of the Transferor Parties acknowledges that the shares of Parent Common Stock comprising the Stock Consideration are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.29                        Access to Information.  Each of the Transferor Parties acknowledges that he or it has been afforded an opportunity to request and to review all information considered by them to be necessary to make an investment decision with respect to the shares of Parent Common Stock comprising the Stock Consideration. Each of the Transferor Parties has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management.

3.30                        Reliance Upon Representations.  Each of the Transferor Parties understands and acknowledges that: (a) the shares of Parent Common Stock comprising the Stock Consideration have not been registered under the Securities Act; (b) the representations and warranties contained in Sections 3.26 - 3.31 (the “Accredited Investor Representations”) are being relied upon by Parent as a basis for exemption of the sale of the shares of Parent Common Stock comprising the Stock Consideration under the Securities Act; (c) the offering of the shares of Parent Common Stock comprising the Stock Consideration pursuant to this Agreement when issued will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the shares of Parent Common Stock comprising the Stock Consideration or any recommendation or endorsement thereof.  If any of the representations made by the Transferor Parties in connection with their acquisition of the shares of Parent Common Stock comprising the Stock Consideration are no longer accurate prior to Closing, the Transferor Parties will promptly notify Parent.

3.31                        Exculpation.  Each of the Transferor Parties acknowledges that it is not relying upon any Person or firm, including, without limitation, any of the Acquiring Parties, in making its investment or decision to invest in Parent, other than the representations and warranties of the Acquiring Parties contained in this Agreement.

3.32                        Material Misstatements Or Omissions.  No representations or warranties by any of the Transferor Parties in this Agreement (including the Transferor’s Disclosure Schedule) or any Transaction Document to which any of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.  Transferor has furnished or caused to be furnished to the Acquiring Parties or any of their respective officers, directors, agents, employees or other representatives for review complete and correct copies of all agreements and documents set forth on or referred to in the Transferor’s Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

In this Article 4, any reference to the “Knowledge of SFX” or “SFX’s Knowledge” means SFX’s actual knowledge after reasonable inquiry of Parent’s directors and executive officers (within the meaning of Rule 405 under the Securities Act).

Except as disclosed in that section of the document of even date herewith delivered by Parent to the Transferor prior to the execution and delivery of this Agreement (the “SFX Disclosure Schedule”; all references in this Article 4 to a “Schedule” mean a Schedule of SFX Disclosure Schedule) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the SFX Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, each Acquiring Party represents and warrants to the Transferor Parties as follows:

4.1                               Corporate Existence and Power.  Each of the Acquiring Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing, and no certificate of dissolution has been filed, under the laws of the jurisdiction of its incorporation or formation.  Each of the Acquiring Parties has the corporate or limited liability company power to own its properties and to carry on its respective business as now being conducted and as proposed to be conducted.  Each of the Acquiring Parties has delivered or made available to the Transferor Parties a true and correct copy of its charter, bylaws or equivalent organizational documents, each as amended to date.  No Acquiring Party is in violation of any of the provisions of its charter, bylaws or equivalent organizational documents.

4.2                               Capital Structure.  The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, 42,750,000 shares of Parent Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on the date hereof, no shares of preferred stock of Parent.  Schedule 4.2 of the SFX Disclosure Schedule sets forth all of the shares of Parent Common Stock and other securities exercisable for or convertible into capital stock of Parent that will be outstanding immediately following consummation of the transactions contemplated by this Agreement.  The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized by all necessary corporate action and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, the shares of Parent Common Stock comprising the Stock Consideration will be validly issued, fully paid and non-assessable.  Other than as set forth in this Agreement and as set forth on Schedule 4.2 of the SFX Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of Parent after the date hereof.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the charter, bylaws or equivalent organizational documents of an or any agreement to which any Acquiring Party is a party or by which it is bound.  There are no other options, warrants, calls, rights, commitments or Contracts of any character to which any Acquiring Party  is a party or by which it is bound obligating such Acquiring Party to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or Contract.  There are no Contracts relating to voting, purchase or sale of Parent Common Stock (i) between or among Parent and any of its stockholders and (ii) to SFX’s Knowledge, between or among any of Parent’s stockholders.

4.3                               Authorization.  Each of the Acquiring Parties has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of each of the Acquiring Parties and have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Acquiring Parties.  This Agreement has been duly and validly executed by each of the Acquiring Parties and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of each of the Acquiring Parties, enforceable against such party in accordance with its terms (assuming execution by the other parties thereto), subject to general principles of equity (regardless of whether such enforceability is considered in an action in equity or at law).

4.4                               Governmental Authorization, Other Consents.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that any Acquiring Party shall make in accordance with Applicable Law.

4.5                               Litigation.  There are no actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of SFX, threatened with respect to any Acquiring Party or any of their respective properties or officers or directors (in their capacities as such).  There are no actions that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing actions, orders, judgments or decrees against or binding upon any Acquiring Party that could reasonably be expected to prevent the performance by any Acquiring Party of the transactions contemplated by this Agreement.

4.6                               Non-Contravention.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party does not and will not (a) contravene or conflict with the organizational documents of any Acquiring Party, true and correct copies of which have been delivered to Transferor by such Acquiring Party; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any Acquiring Party; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which any Acquiring Party is a party.

4.7                               [Intentionally omitted].

4.8                               [Intentionally omitted].

4.9                               Absence of Undisclosed Liabilities.  No Acquiring Party has any Liabilities other than (i) as set forth on Schedule 4.9 of the SFX Disclosure Schedule, (ii) those incurred in the Ordinary Course of Business; (iii) those incurred in connection with this Agreement and (iv) those that would not reasonably be expected to have a Material Adverse Effect on the Acquiring Parties.

4.10                        Restrictions on Business Activities.  There is no agreement or order of a Governmental Authority binding upon any Acquiring Party which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of any Acquiring Party, any acquisition of property by any Acquiring Party or the conduct of business by any Acquiring Party.

4.11                        Title to Property/Leases.  Parent has good and valid title to all of its properties, interests in properties and assets, real and personal.  No Acquiring Party owns a fee interest in any real property.  Schedule 4.11 sets forth a true, correct and complete list of all Leases to which an Acquiring Party is party.  SFX, as tenant under the Leases set forth on Schedule 4.11, is not in arrears in the payment of any rent under the leases.  The Acquiring Parties enjoy peaceful and undisturbed possession of all the Leased Real Property in the manner provided for in the Leases set forth on Schedule 4.11 and there are no contractual or legal restrictions that preclude or restrict the ability to conduct and operate the Acquiring Parties’ respective businesses on such Leased Real Property as it is presently being conducted and operated thereon.

4.12                        Taxes.  Each Acquiring Party has timely filed all Tax Returns required to be filed by such Acquiring Party and all such Tax Returns have been properly prepared and filed and correctly reflect the such party’s liability with respect to the Taxes payable in connection therewith.  Each Acquiring Party has paid, or has made adequate reserves on its books for the payment of, all sales, use and employment taxes (including without limitation all disability, social security, payroll, severance and withholding taxes or charges with respect to wages or other amounts paid or owing to any employee, agent or independent contractor) that are due, payable or required to be withheld, together with any interest or penalties thereon, shown to be due on the Tax Returns or claimed to be due by any applicable Governmental Authority or which the Transferor otherwise is liable for or is required to withhold on behalf of any other Person.  Transferor does not have any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes. There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Acquiring Party and, to the Knowledge of SFX, no such claim, audit, examination or proceeding is threatened.  Each Acquiring Party has complied  in all material respects with all Applicable Laws with respect to such Acquiring Party with respect to record retention.  No Acquiring Party has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.

4.13                        Employee Benefit Plans.  Other than as set forth on Schedule 4.13, no Acquiring Party has any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of any Acquiring Party, or any trade or business (whether or not incorporated) which is under common control with any Acquiring Party, with respect to which any Acquiring Party has liability or obligation.

4.14                        Labor Matters.  No Acquiring Party is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any Acquiring Party and, to the Knowledge of SFX, there are no activities or proceedings of any labor union to organize any such employees.

4.15                        Compliance With Laws.  Each Acquiring Party has complied with, is not in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its respective business, or the ownership or operation of its respective business.

4.16                        No Other Representations and Warranties.  Except as expressly set forth in this Article 4, no Acquiring Party makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquiring Parties, their affiliates, their businesses or financial condition or any of their assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1                               Further Assurances.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by any of the Acquiring Parties, the Transferor Parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Acquiror all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2                               Certain Filings. Without limiting the generality of Section 5.1, the Parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Transferred Contracts is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3                               Public Announcements; Confidentiality.

(a)                                 The Parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each party shall so advise the other party hereto, and the Parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Notwithstanding anything to the contrary contained herein, the Parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.  Nothing in this Section 5.3 shall prevent SFX or Parent from disclosing any information regarding the Transferor Parties, the Business, this Agreement or the transactions contemplated hereby to Other Parties.

(b)                                 “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Business (and not the other operations of Transferor) and includes without limitation Transferor’s Software, the Transferor IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation, in each case, relating to the Business, and all other confidential information relating to the Business, but excludes (i) information any of the Acquiring Parties discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b); (ii) information that is or becomes known to the public or enter the public domain, other than by any fault of any of the Transferor Parties; (iii) information rightfully disclosed to any Transferor Party by a third party that is legally free to disclose such matters; and (iv) information developed by any Transferor Party, alone or with others, that does not utilize the Confidential Information.  Except as otherwise required by Applicable Law, a court of competent jurisdiction or the enforcement of this Agreement or the other Transaction Documents, from and after the Closing Date, none of the Transferor Parties shall, without the prior written consent of Parent, disclose to any other Person or use (whether for the account of Transferor or any other party) any Confidential Information; provided, however that each Transferor Party may disclose to its members, accountants, attorneys and lenders Tax and financial information relating to its ownership and operation of the Business.  In the event that any Transferor Party believes that it is required to disclose any such Confidential Information pursuant to Applicable Laws, such Transferor Party shall give timely written notice to Parent so that Parent and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief at the Acquiring Parties’ sole expense.  The Transferor Parties shall use commercially reasonable efforts to cooperate in any such action by Parent and its Affiliates at the Acquiring Parties’ sole expense.

5.4                               Offer of Employment.  To the extent a Designated Employee is not party to an employment agreement with Transferor that is a Transferred Contract, Transferor shall cooperate with the Acquiring Parties to obtain on behalf of the Acquiring Parties the acceptance of an offer of employment by any Designated Employees that the Acquiring Parties may hereafter elect to employ, and Transferor consents to the Acquiring Parties or any of their respective Affiliates communicating directly with such Designated Employees about offers of employment commencing ten (10) days prior to the Closing Date or such earlier date as Transferor may agree to in its sole discretion.  Except for obligations to Transferor, to the Knowledge of Transferor, the Members are not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with their agreements and obligations to use their commercially reasonable efforts to promote the interests of the Acquiring Parties, (b) conflicts or may conflict with the business or operations of the Acquiring Parties, or (c) restricts or may restrict the use or disclosure of any information that may be useful to the Acquiring Parties.  Without regard to whether Acquiror employs the Members or the Designated Employees, Transferor shall be solely responsible for all outstanding payments due to the Members and the Designated Employees under their existing terms of employment with Transferor (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Closing Date and Transferor acknowledges and agrees that none of the Acquiring Parties shall assume or in any fashion be bound by any employment Contract between Transferor and the Members or a Designated Employee.

5.5                               Assignment of Contracts and Claims.  Notwithstanding any other provisions of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Transferor would not, as a matter of law or by their terms, pass to Acquiror as an incident of the transfers and assignments to be made under this Agreement.

5.6                               Third Party Notification.  Each Party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by Transferor, and on the rights acquired by Acquiror, in this transaction.

5.7                               Non-Solicitation.

(a)                                 Restricted Conduct.  Each Member agrees that he shall not, and shall cause his controlled Affiliates not to, until the second (2nd) anniversary of the date of termination of such Member’s employment with an Acquiring Party or one of their Affiliates, directly or indirectly (i) hire or offer employment to or seek to hire any Designated Employee or any other employee of any Acquiring Party or any successor or Affiliate thereof, unless such Acquiring Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any such Designated Employee or any other such employee of any Acquiring Party or any successor or Affiliate thereof, to leave the employ of his or her employer, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any Person to cease, diminish or not commence doing business with any Acquiring Party or any successor or Affiliate thereof or (iv) disparage the Business or any Acquiring Party or any successor or Affiliate thereof to any Person.

(b)                                 Enforceability.  The terms of this Section 5.7 are a material inducement to the Acquiring Parties to enter into this Agreement and the Transaction Documents to which they are a party and to consummate the transactions contemplated hereunder and thereunder.  The Parties acknowledge and agree that any violation of this Section 5.7 will result in irreparable injury to the Acquiring Parties and agree that the Acquiring Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Acquiring Parties may be entitled.  The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 5.7 should be interpreted in such a manner as to be effective and valid under Applicable Law.  In the event any portion of this Section 5.7 shall be held to be illegal or unenforceable, the remainder of this Section 5.7 shall remain in full force and effect.  If any of the restrictions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with Applicable Law.

5.8                               Non-Competition.

(a)                                 Until the second (2nd) anniversary of the date of termination of their respective employment with an Acquiring Party or one of their respective Affiliates, each Member agrees that he shall not, and shall cause his controlled Affiliates not to, directly or indirectly, (i) solicit, induce or cause any Person with whom any Transferor Party had a business relationship with respect to the Business to reduce or terminate such Person’s business relationship with an Acquiring Party or any of their respective Affiliates or their successors or assigns; and none of the Transferor Parties shall, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any

Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.8 shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)                                 The Parties acknowledge that the acquisition of the Business and the goodwill of the Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of Transferor and of the Business is a valuable asset and an essential inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  The Parties acknowledge that it could substantially dilute the value of such goodwill if any of the Transferor Parties violated any of the provisions of Section 5.8.  In order to induce the Acquiring Parties to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, each of the Transferor Parties agrees, insofar as he or it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 5.8(a).  In addition, the Parties acknowledge and agree that the provisions of Section 5.8(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Acquiring Parties, which are paying substantial consideration and other benefits to the Transferor Parties in consideration for the covenants of the Transferor Parties hereunder.

(c)                                  If any provision contained in any of Section 5.8(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the Parties that the provisions of Section 5.8(a) shall be enforceable to the maximum extent permitted by Applicable Law.

(d)                                 The Parties acknowledge and agree that any breach or threatened breach of the covenants or other provisions contained in Section 5.8(a) may cause the Acquiring Parties material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Acquiring Parties shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

5.9          Parent SEC Documents.  (a)  Each of the Transferor Parties shall promptly furnish to Parent in writing all information concerning such Transferor Party that may be required by applicable securities laws or reasonably requested by Parent for inclusion in any registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent with the SEC (collectively, the “Parent SEC Documents”).  Each of the Transferor Parties agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Applicable Law.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  In addition, with respect to any Parent SEC Document that references a Transferor Party by name, Parent shall provide such Transferor Party and his, her or its counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  Notwithstanding anything to the contrary set forth herein, all SEC compliance shall be at the Acquiring Parties’ sole cost and expense, which cost and expense shall not negatively impact the calculation of the Earn-Out Payment.

(b)           From and after the date hereof, each of the Transferor Parties shall (i) provide Parent and its accountants, counsel, agents and employees with such information concerning the Business, (ii) provide Parent and its accountants, counsel, agents and employees with reasonable access, during normal business hours and in a manner as not to interfere with their respective normal business operations, to their respective accounting personnel and independent auditors (and each of the Transferor Parties shall cause such persons to reasonably assist Parent and its accountants, counsel, agents and employees with the preparation of any pro forma financial statements or other financial statements required in connection with a Parent SEC Document) and (iii) as may be required by the independent auditors, deliver representation letters, or cause their legal counsel to deliver audit response letters, to such independent auditors, in each case, as Parent may reasonably require in connection with Parent’s preparation and filing with the SEC of any Parent SEC Documents.  In the event that the SEC makes any review or inquiry with respect to information provided by any of the Transferor Parties, including any such inquiry regarding such financial statements, as promptly as practicable after being notified by Parent of such review or inquiry, such Transferor Party will provide such reasonable cooperation and assistance as may be required by Parent in responding to such review or inquiry.

ARTICLE 6
[INTENTIONALLY OMITTED]

ARTICLE 7
[INTENTIONALLY OMITTED]

ARTICLE 8
CLOSING

8.1          Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the date hereof (the “Closing Date”).

8.2          Closing Deliveries.

(a)           At Closing, Parent shall pay or deliver, or cause to be paid or delivered, as the case may be, to the Transferor Parties:

(i)            an amount equal to the Cash Payment;

(ii)           original stock certificates evidencing the Stock Consideration, issued to the Transferor Parties as set forth on Schedule A;

(iii)          Transaction Documents duly executed by the Acquiring Parties, as applicable; and

(b)           At the Closing, the Transferor Parties shall deliver to Acquiror:

(i)            The Transferred Assets, including without limitation, copies of all books, records, files, and documents of Transferor relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business, and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation, with all electronic media to be delivered fully functioning; provided that if Acquiror waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to Acquiror at the Closing, but shall instead be assigned at such time as the Required Consent is obtained;

(ii)           Transaction Documents duly executed by the Transferor Parties, as applicable;

(iii)          All Required Consents set forth on Schedule 8.2(b)(iii) and all Governmental Authorizations required to consummate the transactions contemplated by this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1          Transferor Parties’ Agreement to Indemnify.  The Transferor Parties shall, jointly and severally, indemnify and hold harmless the Acquiring Parties and their Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Acquiring Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Acquiring Party Indemnitee in connection with, or resulting from, any or all of the following:

(a)           any breach of any representation or warranty made by any of the Transferor Parties in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)           any breach in the performance of any covenant, agreement or obligation of any of the Transferor Parties contained in this Agreement or the Transaction Documents;

(c)           any Liabilities of any of the Transferor Parties or their respective Affiliates, other than the Assumed Liabilities;

(d)           any Transfer and Sales Taxes in connection with the transactions contemplated hereunder;

(e)           except as otherwise provided in this Agreement or any of the Transaction Documents, any Tax for which any of the Transferor Parties is or becomes liable; and

(f)            any fees, expenses or other payments incurred or owed by any of the Transferor Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Transaction Documents.

9.2          Acquiring Parties’ Agreement to Indemnify.  The Acquiring Parties shall, jointly and severally, indemnify and hold harmless the Transferor Parties and their attorneys, agents, representatives, successors and permitted assigns (collectively, the “Transferor Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Transferor Party Indemnitee to the extent caused by any or all of the following:

(a)           any breach of any representation or warranty made by any Acquiring Party in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)           any breach in the performance of any covenant, agreement or obligation of any Acquiring Party contained in this Agreement or the Transaction Documents;

(c)           any Assumed Liabilities;

(d)           the operation of the Business after the Closing; and

(e)           any fees, expenses or other payments incurred or owed by any of the Acquiring Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Transaction Documents.

9.3          Limitations on Duties to Indemnify.  Except for (i) their duty to indemnify the other party for claims of fraud, actions taken in bad faith or intentional misrepresentation of material facts, the Parties’ respective indemnification obligations for a breach of a representation or warranty (other than Excluded Representations and Warranties) shall be subject to each of the following limitations:

(a)           An Indemnifying Party has no obligation to indemnify any Indemnitee unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $10,000 (the “Threshold Amount”), whereupon the amount of all such Damages (above and below the Threshold Amount), and all subsequent Damages, shall become due and payable.

(b)           The maximum amount of liability that the Transferor Parties may have by reason of this Agreement or the Transaction Documents to any Acquiring Party Indemnitees or any other Person, in the aggregate, with respect to claims for indemnification under this Article 9 or under any other theory of recovery shall be $100,000, including costs of defense.

9.4          Survival of Representations, Warranties and Covenants.

(a)           All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Acquiring Party Indemnitee or Transferor Party Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire 18 months following the Closing Date, except that:

(i)            the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties in Sections 5.7, 5.8, 9.1, 9.2 and 9.4; and

(ii)           the Excluded Representations and Warranties, and all claims of any Transferor Party Indemnitee or Acquiring Party Indemnitee in respect of any breach of any such representation or warranty, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b)           Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c)           Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud, gross negligence, action taken in bad faith or intentional misrepresentation of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(d)           No Indemnifying Party is required to indemnify any Indemnitee under this Agreement for any loss resulting from an inaccurate representation herein if the Indemnifying Party establishes that the Indemnitee had knowledge of that inaccuracy before the Closing.

9.5          Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Section 9.4, shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6          Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Action against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Action, to the extent that the claim or Action relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets, and such Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Action, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Action in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of or to the entry of any judgment arising from, any such claim or Action, to the extent that the settlement or judgment requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Action being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Action resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Parties) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely, such Indemnitee may defend against such claim or Action in such manner as it may deem reasonably appropriate at the reasonable cost of the Indemnifying Party.

9.7          Nature of Payments.  Except for payments pursuant to the Parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Cash Payment to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8          Exclusive Remedy.  After the Closing, and except for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document.

9.9          Acquiring Parties’ Right of Offset.  Anything in this Agreement to the contrary notwithstanding, in the event that any Transferor Party is obligated to indemnify any Acquiring Party Indemnitees pursuant to the provisions of this Article 9, the Acquiring Party Indemnitees may (but shall not be obligated to), instead of electing to receive cash payments, elect to set-off and deduct all or a portion of the indemnification amount owed to the Acquiring Party Indemnitee under this Article 9 by reducing and canceling a number of shares of Parent Common Stock comprising the Stock Consideration equal to such indemnification amount divided by the Per Share Price; provided, however, that in lieu of the right of set-off being exercised with respect to the Stock Consideration, the Transferor Parties may make payment to the Acquiring Party Indemnitees of all or any portion of such amount owed in cash (by wire transfer of immediately available funds), and such payment shall reduce or eliminate, as the case may be, the Acquiring Parties’ right of set-off against the Stock Consideration on a dollar-for-dollar basis.  Upon a reduction and cancellation of shares of Parent Common Stock comprising the Stock Consideration in connection with the exercise by the Acquiring Parties of the right of set-off under this Section 9.9, each of the Transferor Parties agrees to immediately return to Parent certificates representing the Stock Consideration, and Parent will deliver revised stock certificates in substitution thereof reflecting the reduction to the Stock Consideration.  In all other respects the substituted stock certificates shall be identical to the previously outstanding stock certificates and shall carry the same rights that were carried by the previously outstanding stock certificates.

9.10        Miscellaneous Indemnity Provisions.  The Indemnifying Parties’ indemnification obligations herein are intended solely for the benefit of the Indemnitees, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim under this Article 9 for potential or contingent claims or demands; provided that the notice of such claim delivered pursuant to Section 9.5 sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.11        Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between Acquiror and Transferor based on the number of days of such Straddle Period included in the portion of the period ending on the Closing Date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  Transferor shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Acquiror or Transferor, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.11 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

9.12        Transfer and Sales Tax Returns.  Transferor shall timely prepare and file all Transfer and Sales Tax returns and reports relating to the transactions contemplated by this Agreement.  The Transferor Parties shall be jointly and severally liable for any Transfer and Sales Taxes relating to such transactions.  Transferor shall furnish to Acquiror a copy of each such Tax Return promptly after it is filed, together with proof of payment of the Transfer and Sales Tax shown thereon to be due.

ARTICLE 10
[INTENTIONALLY OMITTED]

ARTICLE 11
MISCELLANEOUS

11.1        Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to an Acquiring Party, to:

SFX Holding Corporation
650 Madison Avenue
New York, NY 10022
Attention: Mitch Nelson, Esq.
Fax: (212) 750-3034

With a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Dennis J. Block, Esq.
Fax: (212) 805-5555

If to a Transferor Party, to:

c/o Advanced Concert Productions LLC
2800 Biscayne Boulevard, Suite 900B
Miami, Florida 33137

With a copy to:

Foley & Lardner LLP
2 South Biscayne Boulevard, 19th Floor
Miami, Florida 33131
Attention: Dario Carnevale, Esq.
Fax: (305) 482-8600
E-Mail: dcarnevale@foley.com

11.2        Amendments; No Waivers.  Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Acquiring Parties and the Transferor Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3        Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.4        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.5        Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6        Consent to Jurisdiction; Venue; Service of Process.

(a)           Each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action among the parties arising in whole or in part under or in connection with this Agreement; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of the other Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts.  Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)           Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.1 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Documents, and each Party hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.6(b) does not constitute good and valid service of process.

11.7        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY ACTION WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR

ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.8        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other Parties.

11.9        Entire Agreement.  This Agreement, the Transaction Documents and the ancillary agreements related thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

11.10      Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.11      Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the Parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to Applicable Law and shall be enforced as amended.

11.12      No Third Party Beneficiaries.  Except for the provisions of Article 9 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Transferor, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.13      Specific Performance.  The Transferor Parties acknowledge and agree that the Acquiring Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Transferor Parties could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Acquiring

Parties may be entitled, at law or in equity, they shall be entitled to enforce and provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SFX HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Chief Executive Officer

SFX-LIC OPERATING LLC
a Delaware limited liability company

By: SFX Holding Corporation, its sole member

By:	/s/ Robert F.X. Sillerman
Name:	Robert F.X. Sillerman
Title:	Chief Executive Officer

ADVANCED CONCERT PRODUCTIONS LLC,
a Florida limited liability company

By:	/s/ Sebastian Solano
Name:	Sebastian Solano
Title:	President

[Signature Page to ACP Asset Contribution Agreement]

SEBASTIAN SOLANO
an individual resident of Florida

/s/ Sebastian Solano

PAUL CAMPBELL
an individual resident of Florida

/s/ Paul Campbell

PATRYK TRACZ
an individual resident of Florida

/s/ Patryk Tracz

LUKASZ TRACZ
an individual resident of Florida

/s/ Lukasz Tracz

ERIC FULLER
an individual resident of Florida

/s/ Eric Fuller

COLLYNS STENZEL
an individual resident of Florida

/s/ Collyns Stenzel

[Signature Page to ACP Asset Contribution Agreement]

SCHEDULE A

Allocation of Stock Consideration

Certificate for 10,000 shares of Parent Common Stock issued to Collyns Stenzel.

Certificate for 10,000 shares of Parent Common Stock issued to Eric Fuller.